Filed pursuant to Rule 433

Registration Statement No. 333-148982

The text below appears on the landing page being used in a marketing campaign with World Net Daily:

Zion is an American oil exploration company that is exploring for Oil & Gas in Israel.

Zion holds petroleum exploration rights in Israel located on areas that, in Biblical times, were in the territories of the Tribes of Manasseh and Asher.

Zion is listed on the American Stock Exchange (AMEX) with the symbol ZN.

Zion is now offering Units to the public at $10 per Unit. Click here for more information.

Zion plan a multi-well exploration program. It drilled its first well to 15,842 feet and intends, in 2008, to drill its second well, the Ma'anit-Rehoboth #2, even deeper to the Permian (target depth 18,040 feet). Deuteronomy 33:13-16. The required pipe is already purchased and in Israel.

Zion has a professional and deeply committed team operating from offices located in Dallas, Texas and Caesarea, Israel. (See Psalm 127 and Psalm 133)

Zion intends to donate 6% of its gross revenue to two charitable foundations.

Zion's website is at www.zionoil.com. Please visit the website; you can then learn more about Zion, fill in a contact form and request a free DVD about the Vision for Oil is Israel.

Zion Oil & Gas, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about Zion Oil & Gas and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Zion Oil & Gas or its underwriter will arrange to send you the prospectus if you request it by calling toll free 1-888-TX1-ZION (1-888-891-9466). Direct links to the SEC location, or to the documents in PDF, may be found on the home page of Zion Oil & Gas. Inc., at www.zionoil.com.

FORWARD LOOKING STATEMENTS: Statements contained in this release that are not historical fact, including statements regarding Zion's planned operations, the potential results thereof and plans contingent thereon, are forward-looking statements as defined in the "Safe Harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and known risks, uncertainties and other unpredictable factors and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Accordingly, Zion can give no assurance that the expectations reflected in these statements will prove to be correct. Zion assumes no responsibility to update forward-looking statements in this news release.